 Exhibit 99.1

Socket Mobile and SpringCard SAS announce licensing agreement to enable improved Contactless Customer Experiences

Newark, Calif., March 1, 2021 — Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions designed to enhance workplace productivity, is excited to announce it has licensed SpringCard SAS core contactless technology. SpringCard SAS is a market leader at the forefront of innovative electronic design and development. Its contactless and wireless solutions support a wide range of customers, from large international corporations to locally-focused companies.

Socket Mobile and SpringCard SAS have worked together to bring contactless reading products to market. The DuraScan D600 Contactless Reader/Writer and SocketScan S550 Contactless Reader/Writer include SpringCard’s core contactless technology, and the SocketScan S550 is Apple Value Added Services (VAS) and Google Wallet certified. Under the new agreement, Socket Mobile will acquire a perpetual, royalty-free license to the core technology for use in its products and be in a position to support new requirements in the future.

“We believe the world will continue to embrace contactless technology as we emerge from the global pandemic, with mobile passes being a key deployment enabler. Mobile passes use the same highly secure infrastructure as Apple Pay and Google Pay and can be used to store critical exchangeable data in your phone, such as vaccination status, loyalty status and customer status. The SocketScan S550 contactless reader securely requests the appropriate data from your phone via the mobile pass mechanism with a simple tap, and your phone can ensure your identity is fully verified before your data is exchanged,” says Kevin Mills, President and CEO of Socket Mobile Inc.

SpringCard SAS has over 20 years of core contactless reading technology and is recognized as a leader in the contactless field. SpringCard SAS technology is used in many applications associated with traditional contactless cards, such as those supporting smart cities, health, mass distribution, retail, transport, logistics, access control, traceability, loyalty programs, storage and inventory, micro-payment, authentication, and others. SpringCard SAS is also a leader in the emerging mobile pass market delivering fully compatible Apple VAS and Google Wallet solutions. The combination of SpringCard SAS contactless technology and Socket Mobile’s data capture solutions opens a multitude of new use cases and previously impossible interactions.

“We are delighted to team with Socket Mobile to deliver exciting contactless products and solutions to the market. The combination of our core technology with Socket Mobile’s strong, developer-centric business model and their success in delivering products to the market ensures that together, we will provide the best of both worlds to our partners. We look forward to a long and mutually beneficial partnership,” says Denis Pietersoone, CEO of SpringCard SAS.

“We have been working with SpringCard for over ten years and see this as the next step in a long and productive relationship. Socket Mobile will provide our application developers with the software tools—Capture SDK and data parsing—to fully control our family of contactless products. Socket Mobile is committed to becoming a leader in the contactless market, and working with SpringCard SAS is a critical element of our strategy. Together, we will deliver the products our customers and partners need,” says Leonard Ott, CTO of Socket Mobile Inc.

The agreement between Socket Mobile and SpringCard SAS is the result of a long and strong working relationship. The agreement also covers maintenance and support for the core technology.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is largely driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile, and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products.  Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:

Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2021, Socket Mobile, Inc. All rights reserved.